EXHIBIT 99.1

American Campus Communities Provides Third-Party Development Services for $110 Million Student Housing Development at University of
California, Irvine

    AUSTIN, Texas--(BUSINESS WIRE)--Dec. 16, 2004--American Campus Communities, Inc. (NYSE:ACC), one of the nation's largest developers, owners and managers of high-quality student housing properties, today announced the commencement of construction on the second phase of development at Vista Del Campo Apartments located on the University of California, Irvine campus in Irvine, Calif. American Campus Communities is providing third-party development, construction management and on-going property management services for the project.
    A $110 million bond issuance will fund the cost of the development, which will consist of 12 garden-style two, three and four-story residential buildings. The tax-exempt bond issuance was provided through Collegiate Housing Foundation, a qualified, not-for-profit 501(c)3.
    "This second phase of Vista Del Campo exemplifies our strategy of developing long-term relationships with major universities to provide superior student housing communities," said Bill Bayless, ACC president and chief executive officer.
    The first phase of the Vista Del Campo Apartments, a 488-unit, 1,488-bed, $104.5 million project developed and managed by American Campus Communities, was fully occupied at its opening in Fall 2004.
    The second phase of the development will include an undergraduate community with a total of 1,309 beds consisting of three-bedroom/two-bath units and one-bedroom/one-bath units. Amenities for the undergraduate community will include a game room, fitness center, cafe, social lounge, offices, laundry areas and a courtyard with pool view. The development also will include a 255-bed graduate community consisting of two-bedroom/two-bath units and one-bedroom/one-bath units. Graduate community amenities will include study rooms, a fitness center, business center, offices and a courtyard. All units will be fully furnished with full kitchens. Graduate units also will be equipped with washer/dryers.
    Construction of the project is scheduled for completion in Fall 2006, with occupancy concurrent with the beginning of the 2006-2007 academic year.

    About American Campus Communities

    American Campus Communities Inc. is the only publicly traded REIT solely focused on student housing in the United States. American Campus Communities is a fully integrated, self-managed and self-administered equity REIT with expertise in the acquisition, design, finance, development, construction management, leasing and management of student housing properties. The company owns 17 high-quality student housing properties, containing approximately 4,100 apartment units and 12,600 beds. In conjunction with the properties owned, the company's total owned and managed portfolio consists of 35 student housing properties, representing 24,000 beds. More information is available at the company's website at www.americancampuscommunities.com.

    Forward-Looking Statements

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

    CONTACT: American Campus Communities Inc., Austin
             Joe Allen, 512-732-1000